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                                                                    EXHIBIT 3.19

ENGLISH TRANSLATION

PUBLIC DEED NUMBER SEVEN THOUSAND THREE HUNDRED AND SEVENTY ONE (7371) WHEREBY the corporation known as "PRINCELY INTERNATIONAL FINANCE CORP.", with domicile in the City of Panama, Republic or Panama, is incorporated.-

                             Panama, July 20, 1992.

In the City of Panama, capital of the Republic and seat of the notarial circuit of the same name, on the twentieth (20th) day of the month of July in the year one thousand nine hundred and ninety two (1992), before me, RUBEN AROSEMENA QUARDIA, Third Notary Public of the Panama Circuit, holder of personal identification card number eight-sixty four-four hundred and eighty two (8-64-482, personally appeared the following persons to me known: ELOY ALFARO DE ALBA (Eloy Alfaro), male, of legal age, married, lawyer, Panamanian and resident of this city, holder of personal identification card number eight-one hundred and twenty nine-nine hundred and twelve (8-129-912); JULIO ORNESTO LINARES FRANCO (Julio E. Linares F.), male, or legal age, married, lawyer, Panamanian and resident of this city, holder of personal identification card number eight-two hundred and thirty-one thousand six hundred and sixty six (8-230-1666); and they requested me to issue this Public Deed to make of record that they incorporate a corporation pursuant to the following Articles of
Incorporation: ARTICLE FIRST: The name of the Corporation is "PRINCELY INTERNATIONAL FINANCE CORP. "and its legal domicile is in the City of Panama, Republic of Panama.

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ARTICLE SECOND: Its duration is perpetual.

ARTICLE THIRD: The purposes of the Corporation shall be to engage in the following activities, in this country or abroad, on its own account, or on the account of third parties, independently or associated to third parties, namely:
(a) To carry out the management and exploitation of vessels or its own and of third parties, as well as to act as representatives of other owners and shipowners or to engage in other related activities, inherent or complementary to said purposes. (b) Handle the maritime, fluvial and lacustrine transportation, regular and/or not regular, domestic and international, of persons and of cargoes; correspondence and maritime works and services in general. (c) To render training services to personnel relative to sea navigation. (d) For the above mentioned purposes and, in general, for every activity developed in accordance with its Articles of incorporation, the corporation may be constituted in owner, shipowner, to hire and lease vessels, in time charter, bareboat charter, or under any other charter to use vessels; to engage in the activities of transportation, transhipment and litherage operations and cargo complement; to develop loading, unloading and stowing operations; to render towage services; to act as shipbrokers and/or freighters, to act as maritime agents and to represent vessels of its own or of third parties; to build and repair vessels and navy apparatus, as well as to exploit public and private franchises of any kind, to construct ports and also to operate them and represent third parties in any of the manner used in the maritime business. (e) To mediate in every matter relative to the establishment, exploitation, management and distribution of
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new lines arisen from the policies fixed by competent authorities. (f) The purchase, sale, building, management and exploitation of real estates, urban or rural, including the operations contemplated within the laws and rules regulating the one-floor ownership. (g) To execute all kinds of acts, representations, agencies, commissions, consignments, business activities and management of properties, stocks and enterprises in general. For these purposes the corporation is legally empowered to acquire rights, enter into obligations and to perform all the acts which are not prohibited by law or by these articles. (h) The purchase and sale in general and the holding of shares, bonds and other commodities in other corporations, either on its own account or on the account of third parties, (i) The financing in general of other corporations or the participation therein, through the contribution of shares to furnish the capital stock thereof. (j) Any other lawful business allowed by the laws of the Republic of Panama or which may be allowed in the future; all which purposes may be developed by the Corporation within or without the Republic of Panama.

ARTICLE FOURTH: The Capital Stock of the corporation is SIX MILLION DOLLARS (US$6,000,000), legal currency of the United States of America, divided into SIX HUNDRED THOUSAND (600,000) SHARES with a nominal value of TEN DOLLARS (US$10.00) each. The Capital Stock may be increased by decision of the Ordinary Assembly.

ARTICLE FIFTH: The shares shall be registered shares, may be endorsed or not, ordinary and preferred. The latter shares shall be entitled to a preferential payment of dividend which may be cumulative or not, pursuant to the conditions at issue. An additional

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profit participation may also be fixed to them. There shall be five (5) Classes of Ordinary Shares, A, B, C, D and E. Each class shall represent twenty (20%) of the Capital Stock, except for the provisions of Article nine.one (9.1) (vi).

ARTICLE SIXTH: Each ordinary share issued is entitled to one (1) to five (5) voting rights, as determined while the initial capital is subscribed and opportunely when it is so increased by the Assembly. The preferential shares may be issued with or without voting right.

ARTICLE SEVENTH: The stock certificates and the provisional certificates issued shall contain the specifications and data required by Article Twenty Seven (27) of Law Thirty Two (32) of the year one thousand nine hundred and twenty seven
(1927). Certificates representing more than one (1) share may be issued.

ARTICLE EIGHTH: In case of arrearages to integrate the capital stock, the Board of Directors is empowered to proceed in accordance with any of the proceedings allowed by Article Twenty Six (26) of Law Thirty Two (32) of the year one thousand nine hundred and twenty seven (1927).

ARTICLE NINTH: For the transfer of shares, the shareholders should meet with the following provisions: Nine one (9.1): The shareholders shall have the preferential right to acquire the shares of other shareholders and said requirement must be stated in the stock certificates issued by the Corporation, which shall read as follows: "In order to be transferred, the shares are to be Offered first to other shareholders, in the manner prescribed in the By-laws of the Corporation". In order to exercise this preferential right the shareholders must be guided by the following regulation: (i) For the

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purposes of this Article shares class A and B are considered as a single Class,
Shares Class C and D are also considered as a single Class. (ii) There shall be no partial offer of sale of shares of one Class. Every offer must be made for all the shares representative of the Class owned by the seller shareholder.-
(iii) If the seller were the shareholder of Class A shares, the shareholder of Class B shares must offer them for sale in the same conditions offered by the shareholder of Class A shares and said preferential right may only be exercised by the shareholders of Class C and D jointly. In case of the exercise of this preferential right by the shareholders of Class C and D jointly, they should acquire the total shares Class A and B offered jointly, being unable to acquire shares of only a single Class.- (iv) If the seller were the shareholder of a Class B shares, this preferential right shall be exercised by the shareholders of Class A shares. If the shareholders of Class A shares are not willing to exercise their preferential right, this right may be exercised by the shareholders of Class C and D, but the shareholder of Class A shares shall be entitled to offer for sale, jointly with Class B shareholders and in the same terms and conditions, their shareholdings to the Shareholders of Class C and D, who, in case of exercising their preferential right, must acquire jointly the Class A and B Shares offered for sale. If the sellers were the shareholders of Class C and D shares, the shareholder of Class E must also offer for sale his holding under the same conditions offered by the shareholders of Class C and D shares. The preferential purchase may only be exercised by the shareholders of Class A and B shares. In case of the exercise of this preferential

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right, the Shareholders of Class A and B jointly must acquire the shares offered by Class C, D and E jointly, being unable to acquire the shares of only a single Class. (vi) If the seller were a Class E shareholder, for reasons other than those set forth in paragraph (v), his holding shall be firstly offered for sale to Class C and D shareholders. The shareholders of Class C and D shall have a term of sixty (60) days' to accept said Offer. If they do not accept said offer, the Shareholder of Class E may offer his holding for sale in the same terms and conditions than those offered to the shareholders of Class C and D to the shareholders of Class A and B who shall then have sixty (60) days to exercise their right. If none of the groups accept the offer made by the Shareholder of Class E, he may offer his holding for sale to third parties. If a shareholder of Class E shares receive a firm and written proposal from a third party for the purchase of his holding, said proposal must be firstly notified in forty five
(45) days to the shareholders of Class C and D shares, even though the amount of the offer is the same as that of the price originally offered. During that term the shareholders of Class C and D Shares shall be entitled to equalize the offer and acquire the Class E shares or may request a valuation of the shares offered. In the latter case, since the notification of the valuation period and in a term of thirty (30) days the shareholders of Class C and D shares for one part and the shareholder or Class E shares for the other part must each one chose an appraiser of said shares, who must be widely experienced with the activity developed by the corporation. The appraiser so designated must appoint a third appraiser. The appraisers shall take a

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decision in a term of forty five (45) days and must notify the parties the result of their decision. In case of any conflict between the appraisers, the shareholders of Class C and D shares shall be entitled to acquire the shares (i) at the price determined by the appraisers; (ii) at the lowest average valuation or (iii) at the original price, if it were lower. The fees of the appraisers shall he absorbed by the shareholder of Class E shares in case the final price is lower than the original price or by the shareholders of Class C and D shares if the valuation price is higher than the original price. Upon notice of the result is given, the shareholders of Class C and D shares shall have thirty (30) days to exercise their preferential right. If the shareholders of Class C and D do not exercise their right, the shareholders of class A and B shall again have the right to acquire the Class E shares in the same terms and conditions as those at which the shareholders of Class C and D would have acquired them, after the valuation. If after the thirty (30) days of said notification to acquire the shares offered, they do not exercise their right, then the shareholder of Class E shares may complete the transfer to the offering third party in the terms originally offered by him, who is to execute all the documentation to which the shareholder of Class E was subject prior to said transfer. In any event of resulting purchasers of the Class E shares, the shareholders of Class A and B or the shareholders of Class C and D, within the ten (10) days of their acquisition, are bound to offer to the other group half of the Class E shares acquired, in the same terms and conditions as those at which they would have acquired the shares, having such other group thirty (30) days to decide if

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they accept or not said offer, so that after the transfer is completed the shareholders of Class A and B shares may hold fifty per cent (50%) of the capital stock with voting right and the shareholders of Class C and D, Jointly, may hold the other fifty per cent (50%) of the capital stock with voting right. Upon the transfer of the Class E shares by the application of the present clause, said shares shall automatically become into Class A, B, C or D shares in the same proportion as inquired;

Nine.two (9.2) Whenever a shareholder wishes to transfer his shares, he should firstly offer them for sale to the other shareholders pursuant to the provisions of paragraph nine.one (9.1) and must so notify it to the President of the Board of Directors and to the shareholder entitled to preferential right as to the transfer he pretends, the price and other terms of the operation (which in any case shall be for cash) and the whereabouts of the person to whom he intends to transfer his shares, so that the shareholders entitled to preferential right may exercise their right and purchase all said shares.

This right must be exercised within the thirty (30) days upon receipt of the notification of the decision to sell. The answer must be given in writing and shall be notified in the same manner to the President of the Board of Director and to the seller shareholder. If no answer is received from the shareholder entitled to preferential right, it shall be understood that he rejects the offer.

In those cases in which the preferential right corresponds successively to more than one shareholder, and the first shareholder does not exercise his preferential right, in the same manner and in the

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same term the seller shareholder must notify to the subsequent shareholder with preferential right so that he may exercise his right.

Nine.three (9.3) If the shareholder with preferential right had accepted timely and formally the offer, the transferor shareholder must deliver the shares within the thirty (30) days after the date of the notice of the acceptance given by the acquiring shareholder, who shall at that time pay for the price agreed and shall perform the remaining formalities required by the terms of the sale.

Nine.four (9.4) The exercise of the preferential right is to be made for all the shares offered. If the term for the shareholders to exercise said right is elapsed, the President of the Board of Directors shall so advise to the shareholder who informed of this decision to transfer his shares that he may transfer said shares to the offering third party identified in the original notice and in the price and under the conditions indicated therein. If the latter transfer is not completed within the term of thirty (30) days after receipt of the notice from the President, which transfer is to be entered into in the respective registry books of the Corporation, then the seller shareholder must again follow the procedure set forth in the provisions of this Clause nine
(9) and the corresponding shareholders shall recuperate their preferential right over said shares.

Nine.five (9.5) The acquisition of the shares of the corporation implies the acceptance of the Articles of Incorporation, of the By-Laws, of the resolutions adopted by the Assembly of Shareholders and of the agreements of the shareholders, which should be expressly declared by the

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acquiring shareholder in the corresponding agreement of acquisition.

Nine.six (9.6) The shareholders of the corporation being corporate bodies may freely transfer their shares, without being subject to the foregoing proceeding, whenever the transfer is made to a corporation considered as main office, affiliated, subsidiary, controlled/controlling/associated office of the transferor shareholder corporation, for which purpose the shareholder should meet with the formality of giving notice by any means to the President of the corporation of his intention to transfer their shares to the controlled, controlling, associated, main or affiliated office, which notice must be accompanied with all corporate documents necessary to evidence the corporate status of the corporation to which they pretend to transfer their shares. In any event, in the contract for the purchase sale of shares or in the instrument whereby they are transferred, the acquiring corporation must expressly declare that they observe, approve and are bound by the Articles of Incorporation, the By-laws and by the agreements adopted by the Assembly of Shareholders and by the agreement of the exiting shareholders.

Nine-seven (9.7): Any notices to be given through authentic means, shall be deemed to have been made in the same day that they are handed to postal offices and the term for delivery shall start at the third (3rd) day after said date if the address or the sender is in the Republic of Panama, or at the sixth (6th) day if the address is abroad. If the notice is given in person through notary public, the term for delivery shall start the day after the notarial notice is

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made.

Nine.eight (9.8): The preceding provisions referring to the preferential right to purchase shall not apply when the Board of Directors approve the transfer unanimously by approval of its five (5) members.

Nine.nine (9.9): Only the transfers or shares which meet with the preceding provisions at these Articles of Incorporation shall be entered into the Stock Registry Book of the Corporation.

Nine.Ten (9.10): If the application of Article Nine.one (9.1) (iii) and nine.one (9.1) (iv) would result in a third party acquiring shareholder of Class A and or B the Clauses Eleventh and Sixteenth of these Articles of Incorporation shall automatically become without effect, and from that time the relation between shareholders shall be regulated by the Corporate Law. The seller shareholders Shall be bound to include in the respective contract a clause expressly stating this provision. This clause shall not be applicable to other transfers of shares nor to those defined in article Nine.six (9.6) even though the transfers of Class A and/or B are affected.

ARTICLE TENTH: By resolution adopted at a Special Meeting or Shareholders, the corporation may hereinafter issue debentures, negotiable instruments and any other evidence of indebtedness for its private or public investment, within or without the country, in the conditions of price, interests and amortization which may be deemed by the Assembly and subject to the standing legal provisions. The above mentioned titles may be issued in national or foreign currency with collateral, common or special guaranty.

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ARTICLE ELEVENTH: The Corporation shell be managed by a Board of Directors composed of five (5) members, one for each class or shares, who shall hold their office during the term of one (1) year. The Assembly is to designate substitute members in equal number of principal members, for each class and to hold their office during the same term in order to fill the vacancies created in each class. At their first meeting, the members of the Board of Directors must appoint one President and may designate one Vicepresident; the latter replaces the first in case of absence or inability. The Board of Directors may act with the presence of four (4) of their members, who shall constitute quorum, and resolution may be adopted by the vote likewise of four (4) members. In the case of transfer of Class E shares pursuant to the provisions of paragraph nine.one (9.1) and thus the elimination of Class E shares, then the Board of Directors shall be composed of four (4) members, one for each class of shares, and shall act with the presence of three (3) members and the resolutions shall be adopted by the vote likewise of three (3) members. The Presidency of the Board of Directors shall correspond alternatively to the Class A and B shares to hold the office during one period and to the Class C and D shares to hold the office during the following period, and thus subsequently. The Vicepresidency shall correspond to The Class of shares which is not holding the office of the Presidency. Class E shares may hold the offices unanimously determined by the Board of Directors. At the meetings of the Board of Directors, any Director may be represented and vote by proxy or proxies (who do not need to be Directors) designated by written instrument (including telex or cable),
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with or without power to delegate.

ARTICLE TWELFTH: The Directors must give a guarantee in cash of $1,000 (one thousand Pesos).

ARTICLE THIRTEENTH: The Board of Directors have full power to manage and dispose of the properties, including those which by law require special powers of attorney, and may, therefore, sell, mortgage, alienate and otherwise dispose of the properties of the Corporation without the consent of shareholders or the authorization of the Assembly of Shareholders. Consequently, they may enter into all kinds of legal proceedings on behalf of the corporation for the performance of the purposes thereof, to trade with Banks of any part of the world, and other credit institutions public or private, within or without the country; to establish agencies, branches and other type of representations within or without the country; proceed with the purchase, sale, exchange, lease in all types of arrangements as time charter, voyage or bareboat, leasing, renting, importation of all types of goods, supply and assignment of vessels, their spare parts and apparatus, accessories, materials and supplies, mediation in the consideration of the insurances to cover the risks for the services agreed and those covering the properties of the corporation or those hired by it or the risks for third parties which might be caused by these properties, and the carrying out of all kinds of commercial activities normally developed in ports; to contract obligations, to acquire, dispose of and mortgage vessels and other personal and real properties, facilities and in general all kinds of rights and abandon ships and other properties of the Corporation in favor of underwriters, of any State or of any other third party if

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its is deemed convenient to the interests of the Corporation, as well as to carry out all the industrial operations, commercial transactions and contracts related directly or indirectly to the purposes of the Corporation; to carry out credit operations with or without expressed warranty, aimed to facilitate its normal operational development for the performance of related activities, accessory and complementary to those constituted by its main purposes, to enter agreements of temporary association for commercial purposes without formal partnership, of "Union Transitoria de Empresas" and of "Agrupacion de Colaboracion Empresaria"; to grant to one or more persons special Judicial powers of attorney - including for criminal complaint - and extrajudicial with the purpose and as broad as it may be deemed convenient and to engage in any other act of disposition, investment, management and exploitation related and benefitial to the purposes of the corporation. The legal representative of the corporation shall be the President of the Board of Directors or the Vicepresident in case of absence or inability. In case of absence of the president and of the vicepresident, the legal representation of the company shall be held jointly by two directors, one of them being of the Class A and B Shares and the other director of the Class C and D Shares.

ARTICLE FOURTEENTH: The domicile of the corporation shall be in the City of Panama, Republic of Panama. By decision of the Board of Directors the domicile of the corporation may be transferred to any other place within or without the Republic of Panama. The corporation may develop its activities and establish branches and offices in any part of the world.

ARTICLE FIFTEENTH: The Ordinary or Special Assemblies of

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Shareholders may be held within or without the Republic of Panama. Any
Shareholder may appoint a proxy by means of a public or private document to be represented at any meeting of General Assembly of Shareholders to be held. The quorum and majority attendance for holding the Ordinary and Special Assemblies of Shareholders in all cases, for the first as well as for the second notice, shall be of eighty per cent (80%) of the issued and outstanding shares with voting right. In the case that due to transfer or Class E shares pursuant to what is provided in paragraph nine. one (9.1) said shares are eliminated, the quorum and majority attendance in all cases shall be or seventy five per cent (75%) or the issued and outstanding shares with voting right.

ARTICLE SIXTEENTH: The fiscal year ends on the thirty first (31st) day of december of each year. At that time the financial statements shall be prepared in accordance with standing accounting and technical principles commonly in use. The Assembly may amend the fiscal year ending by the recordal of pertinent resolution at Public Registry Office.

    The net and taken profits shall be consigned as follows:

      (a) Five per cent (5%), to reach up to twenty per cent (20%) of the capital subscribed, for the funds or legal reservation;

      (b) For remuneration of the Board of Directors in such case;

      (c) For dividends of the Preferred Stock, with priority the unpaid cumulative;

      (d) The surplus, in whole or partially, to additional participation of the Preferred Stock, or to funds for contingency or preservation reserve or to a new account or to a consignment determined by the Assembly. The dividends are to be paid in proportion to the respective participations, within the year of its

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authorization.

ARTICLE SEVENTEENTH: The winding-up of the corporation may be effected by the Board of Directors or by the liquidator or liquidators appointed by the Assembly. Having paid the liabilities and, having reimbursed the capital, the surplus shall be distributed among the shareholders, with the preferences mentioned in the preceding article.

FINAL PROVISIONS:

A) The name and the domicile of each of the subscribers to these Articles of Incorporation and the number of shares to which each of them agrees to subscribe, are as follows: ELOY ALFARO, of Via General Nicanor A. de Obarrio (Fiftieth (50th) Street), Bancomer Plaza, Fourth (4th) Floor, City of Panama, Republic of Panama, ONE (1) SHARE; and JULIO E. LIHARES P., of Via General Nicanor A. de Obarrio (Fiftieth (50th) Street), Bancomer Plaza, Fourth (4th) Floor, City of Panama, Republic of Panama, ONE (1) SHARE.

B) The Resident Agent shall be the Law Firm "TAPIA & ASOCIADOS" whose address is as follows: Via General Nicanor A. de Obarrio (Fiftieth (50th) Street), Bancomer Plaza, Fourth (4th) floor, Post office Box Seven thousand four hundred and twelve (7412), Panama Five (5), Republic of Panama.

C) The Directors of the Corporation shall be: TOMAS ALVARADO MONTENEGRO (Tomas Alvarado M.), male, of legal age, Panamanian, domiciled at Via General Nicanor
A. de Obarrio (Fiftieth (50th) Street), Bancomer Plaza, Fourth (4th) Floor, City of Panama, Republic of Panama; CLARISSA PLATA DE AQUIRRE (Clarissa P. de Aguirre), female, of legal age, domiciled at Via General Nicanor A. de Obarrio (Fiftieth (50th) Street),

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Bancomer Plaza, Fourth (4th) Floor, City of Panama, Republic of Panama, and ELSA
MARIA SOUSA QUINTERO (Elsa Ma. souaa), female, of legal age, domiciled at Via General Nicanor A. de Obarrio (Fiftieth (50th) Street), Bancomer Plaza, Fourth
(4th) Floor, City of Panama, Republic of Panama.

D) The Officers of the Corporation shall be: TOMAS ALVARADO MONTENEGRO (Tomas Alvarado M.), President; CLARISSA PLATA DE AGUIRRE (Clarissa P. de Aguirre), Vicepresident and Treasurer;and ELSA MARIA SOUSA (Elsa Ma, Sousa), Secretary.

I made known to the parties appearing before me that a copy of this public instrument must be registered; and it having been read to them in the presence of the attesting witnesses, Mrs. Aura Isabel Santiago de Castillero, with personal identification card number eight-one hundred eighty three-nine hundred seventy nine (8-183-979); and Vielka Diaz de Canizales, with personal identification card number eight-four hundred and twenty one-six hundred and seventy three (8-421-673), of legal age, and residents of this city, to me known and qualified to discharge the duty, they found it to be correct, and they all sign it as a matter of record, before me, the Notary Public, whereunto I attest.

THIS Document bears number SEVEN THOUSAND THREE HUNDRED AND SEVENTY ONE. (7371)

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(sgd.) ELOY ALFARO -- JULIO E LINARES F.-- Aura I. S. de Castillero -- Vielka
D. de Canizales -- RUBEN AROSEMENA QUARDIA, Third Notary Public.

      This copy which I issue, seal and sign in the City of Panama, on the Twentieth (20th) day of the month of July, in the year one thousand nine hundred and ninety two (1992), agrees with its original.

(sgd .) RUBEN AROSEMENA QUARDIA, Third Notary Public.

PUBLIC REGISTRY OFFICE - PANAMA - This document was filed at 03:06:45.1. on the 20th day of July of 1992, as per Volume 215 and Entry 10859 of the Journal, by JUAH MONTES G.- Duties Paid B/. 1,281,00; Liquidation No. 892039402 -(sgd.) Gonzalo Cornejo Campos, Chief of the Section.

There is a stamped seal of the Public Registry Office of Panama.

BE IT REGISTERED (Sgd.) Rocio A. de Vidal, Chief of the Section.

This document has been recorded at Microjacket 261886, Roll 35991, Frame 0156, of the Microfilm (Mercantile) Section of the Public Registry Office, on July 21, 1992- (sgd.) Ivonne Arjona, Chief of the Section.

      I, SONIA E. GOMEZ V., do hereby certify that the foregoing is a true and exact translation of its original in Spanish.

      Panama, January 7, 1993

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                      PRINCELY INTERNATIONAL FINANCE CORP.

                                     BY-LAWS

                                   CHAPTER ONE

                                     Office

Article One.- Main Offices.

      The main offices of this corporation shall be at Plaza 2000, 4th Floor, Via General Nicanor A. de Obarrio (50th Street), City of Panama, Republic of Panama.

Article Two.- Other Offices.

      The corporation may have other offices at such places as the Board of Directors may, from time to time, designate or where the business of the corporation may require.

                                   CHAPTER TWO

                        General Assembly of Stockholders

Article One.- Place of holding meetings.

      The meetings of the General Assembly of Stockholders of the corporation shall be held at the offices of the corporation in the Republic of Panama, unless otherwise specified in the notice or in the waiver of notice of the meeting, being understood, however, that this provision shall be subject to what is provided in Article Four of this Chapter, and being further understood that the Directors may, by resolution of the Board, change the place for the holding of meetings of the Assembly of Stockholders for any place within or without the Republic of Panama.

Article Two.- Annual Meeting.

      Subject to what is provided in Article One and Four of this Chapter, and unless otherwise specified in the notice or in the waiver of notice of the meeting, the annual meeting of the Assembly of Stockholders of the corporation shall be held in the offices of the Company, in the Republic of Panama or as such other place within or without the Republic of Panama as may be

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determined by the Board of Directors, for the purpose of electing Directors and for the transaction of such other business as may be brought before the meeting, at such hour and on such business date as may be determined by the Board and designated in the notice of the meeting. If for any reason said meeting shall not be held on the date designated, the same may be held at any time thereafter, through notice or waiver of notice of the meeting, as it may be further established, and the matters to be discussed thereat may be transacted at any special meeting called for that purpose.

Article Three.- Special Meetings.

      Special meetings of the Assembly of Stockholders may be called by orders of the President or the Board of Directors at any time deemed necessary, and it shall be binding to order the notice for such meetings when so requested in writing by the Stockholders owners of not less than one twentieth of the issued and outstanding shares entitled to vote thereat. The matters to be transacted at a special meeting shall be limited to the objects specified in the notice of the meeting.

Article Four.- Notice of meetings.

      Notice of the date and place of the annual meeting or any special meeting of the stockholders shall be given by the Secretary of the corporation to each stockholder entitled to vote thereat by mailing a letter to each stockholder to the address left by him at the office of the Secretary of the corporation, or to his last known address, or by personal delivery of the same, not less than ten days before such meetings. The notices for special meetings shall also indicate the purposes of the meeting. All or any of the Stockholders may waive notice of a meeting before or after the holding of such meeting and the presence of a stockholder at any meeting, in person or by proxy shall be considered as a waiver on his part to the notice of said meeting. The meetings of the stockholders may be held at any time, for any purpose, without notice, when all the Stockholders are present in person or represented by proxy, or when all the stockholders shall waive notice and consent to the holding of such meeting.

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

      If the corporation has issued shares to bearer the notice for the meetings of the stockholders, unless waived by writing before or after the meeting, shall be published in a newspaper designated by the Board of Directors.

Article Five. Voting at the meetings of the Assembly of Stockholders.

      In every Assembly of Stockholders, each owner of stocks of the company, with voting rights, shall have the right to one vote for each share at the time of closing of the books, prior to said meeting, and if such books would not have been closed, then for each share registered on the date fixed by the Board of Directors, as prescribed in Article 6 of Chapter V of these by-laws. In the event of shares issued to bearer, the holder of a certificate or certificates, representing such shares entitled to vote, shall be entitled to one vote at any meeting of the Stockholders, for each share entitled to vote, upon presentation at said meeting of said certificate or certificates or upon presentation of any other evidence of ownership as may be prescribed by the Board of Directors.

Article Six.- Proxies.

      Each of the stockholders shall be entitled to vote in person or by a special proxy, appointed by an instrument in writing, or by letter, executed with the signature of the stockholder, or by an attorney duly authorized.

Article Seven.- Voting Procedure.

      All election shall be made by ballots, and all matters shall be decided by a majority of votes, that is with 51% of the votes, unless the Articles of Incorporation or the Law provides to the contrary

Article Eight.- Stock Register.

      The Officer or Agent in charge of the Stock Register shall keep a complete alphabetical list of the Stockholders entitled to vote, containing the residence and the number of shares held by each, which list and Stock Register shall be kept on file at any office of the corporation. The Stock Register shall be the only evidence as to who are the Stockholders entitled to vote at any meeting of the Stockholders. In the event of shares issued to bearer the Stock Register shall

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

specify the number of shares so issued, the date of issue and that such shares are fully paid and non-assessable.

Article Nine.- Quorum.

      The holders of a majority of the total number of shares issued and outstanding entitled to vote at any meeting, present personally or by proxy, shall constitute a quorum for the transaction of business, unless the Law shall require the representation of a larger number. In the absence of a quorum, the Stockholders present or represented on the date and place at which the meeting should have been held may adjourn the meeting from time to time until a quorum is present. At any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted by a quorum of Stockholders, just as it might have been transacted at the meeting originally called.

Article Ten. Chair and Secretary of the meetings.

      The President, or in his/her absence, the Vicepresident, shall declare open all meetings of the General Assembly of Stockholders and shall preside such meetings; but in the absence of the President and the Vicepresident of the corporation, the Stockholders may elect a Chairman to preside the meeting. The Secretary of the corporation shall act as Secretary at all meetings of the Assembly of Stockholders, but in the absence of the Secretary of the corporation, the Stockholders may appoint any person to act as Secretary of the meeting.

                                  CHAPTER THREE

                               Board of Directors

Article One.- Election, Qualification and Vacancies.

      The properties and businesses of the corporation shall be managed and controlled by a Board of Directors, consisting of three (3) members, but such number may be changed at any time. In the event of an increase in the number of Directors until the meetings of the Assembly of Stockholders are held, the additional Directors may be elected by the Board of Directors already existing, to exercise their duties until the next meeting of the Assembly of Stockholders or until

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

the election and qualification of their successors. In the event of a vacancy in the Board of Directors by reason of death, resignation, removal or otherwise, the remaining Directors, by resolution approved by the majority thereof, shall have power to fill such vacancy for any unexpired term. A Director shall remain validly in his office until his successor shall be elected and shall qualify.

Article Two. - Place of holding the meetings.

      Meetings of the Board of Directors may be held at the places designated by the Board of Directors, from time to time, or at the places agreed in writing by all the Directors.

Article Three. - Regular Meetings.

      Regular meetings of the Board of Directors may be held with or without notice, as the Board of Directors may, from time to time, determine by resolution.

Article Four.- Special Meetings.

      Special meetings of the Board of Directors may be held when called by the President with two days notice in advance given to each Director, whether by personal delivery, or by mail, telex, cable, fax or other method of communication. Special meetings of the Board of Directors may be held for any purpose, without notice, when all the Directors are present, or waive notice and consent to the holding of such meetings.

Article Five. - Quorum.

      The majority of the Directors shall constitute a quorum and may decide validly on the matters submitted to the consideration of the Board of Directors.

Article Six. -

      The Directors may be represented by proxy, by public or private document, for such purpose, if it is expressly allowed by the Articles of Incorporation.

Article Seven. - Compensation.

      The Directors, as such, shall not receive any fixed salary for their services, but by resolution of the Board of Directors the payment of a certain sum may be agreed upon, as well as the expenses for attendance, if any, for the attendance to each regular or special meeting of

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

the Board of Directors; being it understood, however, that this provision shall not be construed as to prevent any Director from rendering his services to the corporation in any other capacity and from receiving the respective remuneration. The members of special or permanent committees may receive likewise compensation for the attendance to the meetings of the committee of which they are members.

Article Eight.- Voting with respect of other shares.

      The Directors shall have the power to designate the person who shall be entitled to vote on behalf of the corporation with respect to the Stock, bonds or securities that the corporation has in other companies, as well as the person entitled to assign and transfer such stock, bonds or securities.

                                  CHAPTER FOUR

                                    Officers

Article One.- Election, Term and Vacancies.

      The officers of the corporation shall be a President, a Secretary and a Treasurer, who shall be elected by the Board of Directors. The Board of Directors may also appoint such other Officers and Agents, including one or more Vice-Presidents, as it may deem necessary, who shall have the authorization and perform the duties conferred to them, from time to time, by the Board of Directors. The Officers elected by the Board of Directors shall exercise their offices for one year, or until their successors are elected and qualified, being it understood that any officer may be removed at any time by the affirmative vote of a majority of all the Directors. The vacancies occurring among the Officers of the corporation shall be filled by the Board of Directors, who shall fix their salaries. An Officer does not need to be a Director and any person may exercise two or more offices.

Article Two. President.

      The President is the Legal Representative and Executive Chief of the corporation. He shall preside all meetings of the Assembly of Stockholders and of the Board of Directors. He

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

shall have the general and active management of the businesses of the corporation, subject to the Board of Directors, and shall see that all the orders and resolutions of the Board of Directors be performed. Jointly with any other Officers designated by the Board of Directors he shall execute or shall procure the execution of contracts and shall sign or procure the signature of the other obligations authorized by the Board of Directors. Jointly with any other Officer designated by the Board of Directors and previous the authorization thereof, he may delegate or grant powers in favor of third persons or Agents, in connection with the business of the corporation.

Article Three. Vicepresident.

      The Vicepresident shall have all the powers and shall perform all the duties of the President in the event of his absence or disability. He shall also have the powers and duties that may be delegated to him, from time to time, by the President. He shall also have the powers and duties that may be conferred to him by the Board of Directors.

Article Four.- Secretary.

      The Secretary shall attend to all meetings of the Assembly of Stockholders, of the Board of Directors and of all the committees, and shall enter the votes and proceedings of such meetings in a book that he shall keep for such purpose. He shall keep safe custody of the Corporate Seal of the company, whenever adopted by the Board of Directors, which he shall affix on any instrument requiring such seal. He shall give and send the notices of the meetings, and shall be in charge of the books and documents corresponding to his office, or those entrusted to his care by the Board of Directors or by the committees. He shall also perform the other duties corresponding to his office or those conferred to him by the Board of Directors.

Article Five.- Treasurer.

      The Treasurer shall have the custody of the funds and securities of the corporation and shall keep complete and exact accounts of the entries and disbursements in the books belonging to the corporation and shall deposit all the monies and other valuable effects in the name and to the credit of the corporation with the depositories that the Board of Directors may appoint. He shall disburse the funds of the corporation in accordance with the orders of the Board of

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

Directors, and shall keep adequate vouchers of such disbursements and shall render to the President or the Board of Directors, when required, an account of all his operations as Treasurer as well as a general balance sheet of the corporation.

Article Six. - Oaths and bonds.

      The Board of Directors may by resolution require that any officers, agents or employees of the corporation take oaths or bonds for the faithful performance of their respective duties.

Article Seven. - Signatures.

      All checks, drafts or orders for the payment of money, and all acceptance, bills of exchange and notes shall be signed by the Officer or Officers of the corporation and the Agents that the Board of Directors may appoint by resolution.

Article Eight.- Vacancies.

      The vacancies occurring among the Officers may be filled for the unexpired portion of the term by the same body authorized to make its appointment.

Article Nine.- Delegation of Duties.

      In the event of death, resignation, retirement, disability, incapacity, illness, absence, removal or negative from any officer or agent of the corporation, or for any other reasons that the Board of Directors may deem sufficient, the Board of Directors may delegate the powers and duties of such officer, or agent, upon any other officer, or agent, or in any other director, while the respective measurers are being provided.

                                  CHAPTER FIVE

                           Shares of the Capital Stock

Article One.- Stock Certificates.

      All Stock Certificates of the capital stock of the corporation shall be in the form, not incompatible with the laws nor with the Articles of Incorporation, as the Board of Directors may approve; they shall contain a reference to the inscription of the corporation in the Mercantile Registry; and shall be signed by Officers designated by the Board of Directors from time to time.

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

All Stock Certificates shall bear consecutive numbers, the name of the person owner of the shares represented thereby, together with the number of such shares and the date of issue and shall be entered in the books of the company.

Article Two.- Bearer Shares.

      Shares may be issued to bearer only if fully paid and non-assessable.

Article Three. - Stockholders of Record.

      The corporation shall have the right to consider the holder of record of any share or shares of the capital stock of the corporation as the holder in fact thereof, and shall not be bound to recognize any claim or interest arising from any other person in respect to the shares of one class or another, even though it may have express notice thereof, except in the cases expressly provided in the Panama Laws.

Article Four. - Register of Bearer Shares.

      In the event of shares issued to bearer the stock register shall indicate the number of shares issued, the date of issue and that such shares have been fully paid and are non-assessable.

Article Five.- Canceled and Lost Certificates.

      All stock certificates waived shall be canceled, and the corresponding certificate shall not be issued unless waiver and cancellation of a similar certificates for a like number of shares is made. Any person who alleges the loss or destruction of a stock certificate shall make a statement or affirmation of such fact, and shall announce it in accordance with the requirements of the Board of Directors, and further, if the Board of Directors shall so require, shall serve a bond for the amount stipulated by the Board, whereupon a new certificate of the same tenor and for a like number of shares shall be issued in lieu of the certificate alleged to have been lost or destroyed.

Article Six.- Transfers of Shares.

      Transfers of shares shall be made in the books of the corporation by the holder thereof or his attorney, by waiver and cancellation of the certificate or certificates for such shares; but the

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

Board of Directors may appoint any bank or trust company to act as agent or registrar for the transfers of such certificates. The books of transfers of the corporation may be closed during the period that the Board of Directors determine, provided said period does not exceed forty days prior to the date fixed for the annual or a special meeting of the Assembly of Stockholders, and said period may also be closed by the Board of Directors for the time that said Board may deem necessary for the payment of dividends and meanwhile the shares shall not be transferable. The Directors may fix also a date not less than forty days before the holding of any meeting, as the date in which the stockholders of the class who are not holders of the shares issued to bearer, entitled to notice of and to vote at such meeting are determined, in which case only the stockholders of record in such date shall be entitled to notice of and to vote at such meeting. Shares issued to bearer shall be transferred by the delivery of the certificate or certificates representing the same.

Article Seven. - Stockholders' Addresses.

      Every Stockholder of record shall give to the Secretary an address to which all or any notices shall be sent, but in the absence thereof, such notices may be sent to the last address of the stockholders or to the main office of the corporation, except in the case provided in the Second paragraph of Article 4, Chapter 2, of these By-Laws.

Article Eight.- Regulations.

      The Board of Directors shall have the power and authorization to dictate the rules and regulations it may deem convenient to regulate the issue, transfer and registry of the stock certificates for the capital stock of the corporation.

                                   CHAPTER SIX

                                    Dividends

Article One.- Dividends and Reserves.

      Before the payment of any dividend or the making of any distribution of profits, the Board of Directors may deduct from the surplus or the net profits of the corporation, such sum or sums

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

that in its discretion may be proper as a fund of reserve for depreciation, renewal, indemnity and maintenance or for such other purposes that the Directors may deem conducive or convenient for the interests of the corporation. Dividends upon the issued and outstanding shares of the corporation may be declared at any regular or special meeting of the Board of Directors.

Article Two.- Dividends in shares.

      When the Board of Directors shall so determine, dividends may be paid by the issue of shares of the corporation, provided that the capital required for such purpose is authorized and available, and provided that if such shares shall not have been previously issued, a sum be transferred from the surplus to the account of capital of the corporation at least equal to the one for which such shares could lawfully be sold.

                                  CHAPTER SEVEN

                                   Fiscal Year

      The fiscal year of the corporation shall be for a period of twelve months and shall end on the 31st of December of each year.

                                  CHAPTER EIGHT

                                      Seal

      The company may adopt a corporate seal, which shall have the form and text approved by the Board of Directors, from time to time.

                                  CHAPTER NINE

                                   Amendments

      These By-Laws may be altered, amended or revoked by the Board of Directors, at any regular or special meeting, with or without notice of the proposed alteration, amendment or revocation.

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